Exhibit 99.1

NEWS RELEASE

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2008 RESULTS

2008 Full-Year

¡	Full-year diluted earnings per share of $3.32, up 16.1% from $2.86 in 2007, including the items detailed on Schedule 8
¡

Adjusted 2008 full-year diluted earnings per share of $3.32, up 18.6% from the 2007 pro-forma adjusted earnings per share of $2.80. Excluding currency, adjusted 2008 full-year diluted earnings per share were up 13.2%

2008 Fourth-Quarter

¡	Fourth-quarter diluted earnings per share of $0.71, down 4.1% from $0.74 for the same period in 2007, including the items detailed on Schedule 7
¡

Adjusted fourth-quarter diluted earnings per share of $0.71, down 1.4% for the same period in 2007 from the pro-forma adjusted earnings per share of $0.72. Excluding currency, adjusted fourth-quarter diluted earnings per share were up 12.5%

¡	Spent a total of $5.4 billion to repurchase 106.8 million shares of its common stock in 2008; increased the dividend by 17.4% in 2008 to an annualized rate of $2.16 per share

¡	During 2008, acquired Rothmans Inc. of Canada and the fine cut trademark Interval

¡

Forecasts 2009 full-year diluted earnings per share to a range of $2.85 to $3.00, at current exchange rates, versus $3.32 in 2008. Excluding an adverse currency impact of $0.80 per share, 2009 guidance is projected to increase by 10%-14%

¡

As announced on February 3, 2009, PMI entered into an exclusive 50:50 joint venture agreement with Swedish Match AB to commercialize smoke-free tobacco products worldwide, excluding Scandinavia and the USA

¡	Announces an agreement to acquire the rights to the Petterøes trademark, the leading fine cut brand in Norway

NEW YORK, February 4, 2009 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced its 2008 full-year and fourth-quarter results and provided its forecast for 2009 full-year diluted earnings per share.

“Our operating performance in 2008 was exceptionally strong and our results exceeded our constant currency growth targets for both the full year and the fourth quarter. Our first year as an independent company was also marked by significant progress on numerous strategic fronts and specifically behind our efforts to improve our speed to market and enhance the vibrancy and equity of our strong brand portfolio,” said Louis Camilleri, Chairman and Chief Executive Officer.

“The global economic crisis obviously results in uncertainty, particularly on the currency front, and at current exchange rates we face a steep hurdle. Nevertheless, we enter 2009 with solid momentum and confident in our ability to meet our constant currency income growth targets. Our commitment to judiciously invest in the growth of our business and deliver superior returns to our shareholders over the long term remains as steadfast as ever.”

Conference Call

A conference call, hosted by Louis Camilleri, Chairman and Chief Executive Officer, and Hermann Waldemer, Chief Financial Officer, with members of the investment community and news media will be webcast at 1:00 p.m. Eastern Time on February 4, 2009. Access is available at www.pmintl.com.

Dividends and Share Repurchase Program

During the fourth quarter, PMI announced a regular quarterly dividend of $0.54. PMI increased its dividend by 17.4% in August 2008 to an annualized rate of $2.16 per share.

In the fourth quarter, PMI spent $888 million to repurchase 20.6 million shares of its common stock. Since May 2008, when PMI began its previously-announced $13 billion, two-year share repurchase program, the company has spent a total of $5.4 billion to repurchase 106.8 million shares.

Acquisitions

In 2008, PMI acquired all of the outstanding common shares of Rothmans Inc. of Canada for CAD $30.00 per share in cash, representing an aggregate transaction value of approximately CAD $2.0 billion. The Canadian business’ results were incorporated into the renamed Latin America & Canada segment as of September 19, 2008. These results were not material to PMI’s operating results for the fourth quarter 2008 or for the full-year 2008.

During the year, PMI also acquired the fine cut trademark Interval for 254 million euros.

Certain PMI Subsidiaries Revise their Closing Date

Prior to 2008, certain of PMI’s subsidiaries reported their results up to ten days before the end of December, rather than on December 31. During 2008, these subsidiaries moved to a December 31 closing date. Accordingly, the first and fourth quarter results of previous periods have been revised to reflect this change. The unfavorable impact of this change on 2008 diluted earnings per share in the first quarter is essentially offset by a favorable impact in the fourth quarter. The effect of this change for the year ended December 31, 2008 was not material to PMI’s consolidated financial position, results of operations or cash flows. See Schedules 9-12 for more information.

PMI Enters into Agreement with Swedish Match AB

As separately announced on February 3, 2009, PMI has entered into an agreement with Swedish Match AB (SWMA) to establish an exclusive 50:50 joint venture to commercialize Swedish style snus and other smoke-free tobacco products worldwide, outside of Scandinavia and the USA. PMI and SWMA will license exclusively to the joint venture an agreed list of trademarks and intellectual property.

PMI has further licensed to SWMA certain PMI trademarks in Sweden and Norway, including 1847 by Philip Morris, PMI’s first product in the Swedish snus category launched in June 2008.

Acquisition of Petterøes

PMI has reached an agreement to acquire the rights to the Petterøes fine cut tobacco trademark worldwide and other cigarette trademarks sold primarily in Norway and Sweden.

In 2008, Petterøes had a 58% share of the Norwegian roll-your-own segment and a 7% share of the cigarette category. The brand recorded net revenues, excluding excise taxes, of approximately NOK 370 million (USD 54 million), and operating companies income of approximately NOK 260 million (USD 38 million), in the fiscal year ending June 30, 2008.

The transaction is subject to approval by the European Commission and certain individual country regulatory agencies and is expected to be completed during the first quarter of 2009. The transaction is projected to be modestly accretive to net earnings in 2009.

2009 Full-Year Forecast

PMI forecasts 2009 full-year diluted earnings per share to a range of $2.85 to $3.00, at current exchange rates, versus $3.32 in 2008. Excluding an adverse currency impact of $0.80 per share, 2009 guidance is projected to increase by 10%-14%. This guidance excludes the impact of any potential future acquisition.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this projection.

2008 FULL-YEAR AND FOURTH-QUARTER CONSOLIDATED RESULTS

Management reviews operating companies income, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and to allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Statements of Earnings contained in this release. References to international tobacco market shares are PMI estimates based on a number of sources.

NET REVENUES*

PMI Net Revenues* ($ Millions)

	Full Year			Fourth Quarter
	2008	2007	Change	2008	2007	Change
European Union	$9,688	$8,835	9.7%	$2,127	$2,262	(6.0)%
Eastern Europe, Middle East & Africa	7,504	6,346	18.2%	1,800	1,664	8.2%
Asia	6,185	5,648	9.5%	1,468	1,405	4.5%
Latin America & Canada	2,328	1,981	17.5%	727	576	26.2%

Total PMI	$25,705	$22,810	12.7%	$6,122	$5,907	3.6%
Total PMI (excl. currency)			6.6%			8.5%

*	Net revenues, excluding excise taxes.

Reported net revenues, excluding excise taxes, of $25.7 billion for the full-year 2008 were up 12.7%, driven by growth in all business segments. Net revenues increased by 6.6% for the full-year, excluding favorable currency of $1.4 billion. Excluding currency and acquisitions, net revenues increased by 5.6%.

In the fourth quarter, reported net revenues, excluding excise taxes, of $6.1 billion, were up 3.6%. Net revenues increased by 8.5% for the quarter, excluding unfavorable currency of $288 million. Excluding currency and acquisitions, net revenues increased by 5.6%.

OPERATING COMPANIES INCOME

PMI Operating Companies Income ($ Millions)

	Full Year			Fourth Quarter
	2008	2007	Change	2008	2007	Change
European Union	$4,738	$4,195	12.9%	$959	$1,059	(9.4)%
Eastern Europe, Middle East & Africa	3,119	2,431	28.3%	680	628	8.3%
Asia	2,057	1,803	14.1%	426	424	0.5%
Latin America & Canada	520	514	1.2%	238	190	25.3%

Total PMI	$10,434	$8,943	16.7%	$2,303	$2,301	0.1%
Total PMI (excl. currency)			11.3%			10.4%

Reported operating companies income increased 16.7% to $10.4 billion for the full-year 2008, due primarily to higher pricing of $1.2 billion, across all business segments, improved volume/mix and favorable currency of $481 million. Adjusted for the items shown in the table below, operating companies income grew 16.5%. Excluding currency, operating companies income was up 11.3%. Excluding currency and acquisitions, operating companies income increased by 9.9%.

Fourth-quarter 2008 reported operating companies income was essentially flat at $2.3 billion, reflecting higher pricing across all business segments and the favorable impact of the Canadian acquisition, offset by unfavorable currency of $237 million and by increased expenditures in marketing, trade and selling activities, principally in Asia of approximately $100 million. Adjusted for the items shown in the table below, operating companies income declined 1.7%. Excluding currency, operating companies income was up 10.4%. Excluding currency and acquisitions, operating companies income increased by 7.4%.

PMI Operating Companies Income ($ Millions)

	Full Year			Fourth Quarter
	2008	2007	Change	2008	2007	Change
Reported Operating Companies Income	$10,434	$8,943	16.7%	$2,303	$2,301	0.1%
Asset impairment and exit costs	84	195		0	42
Equity loss from RBH* legal settlement	124	0		0	0
Adjusted Operating Companies Income	$10,642	$9,138	16.5%	$2,303	$2,343	(1.7)%
Adjusted OCI Margin**	41.4%	40.1%	1.3 pp	37.6%	39.7%	(2.1) pp

*	Rothmans, Benson & Hedges Inc.

**Margins are calculated as adjusted operating companies income, divided by net revenues, excluding excise taxes.

SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume by Segment (Million Units)

	Full Year			Fourth Quarter
	2008	2007	Change	2008	2007	Change
European Union	243,451	257,541	(5.5)%	57,520	62,938	(8.6)%
Eastern Europe, Middle East & Africa	303,205	290,310	4.4%	75,626	72,152	4.8%
Asia	223,724	211,480	5.8%	55,373	52,533	5.4%
Latin America & Canada	99,377	89,307	11.3%	28,688	25,322	13.3%

Total PMI	869,757	848,638	2.5%	217,207	212,945	2.0%

2008 Full-Year Results

PMI cigarette shipment volume of 869.8 billion units was up 2.5% for the full-year 2008. On an organic basis, excluding acquisitions, PMI’s cigarette shipment volume was up 1.0%, benefiting from strong performances in EEMA, Asia and Latin America & Canada, partially offset by the EU. The performance in the EU was adversely affected by a decline in the total market, the build-up of trade inventories in the Czech Republic in the fourth quarter of 2007 in anticipation of the January 2008 excise tax increase, and the impact of tax-driven pricing in Poland. Absent the distortions in the Czech Republic and Poland, PMI cigarette shipment volume in the EU declined by 2.9%.

Marlboro cigarette shipment volume of 310.7 billion units was up 0.2%, with a combined growth in EEMA, Asia and Latin America & Canada of 4.3%, partially offset by the EU, down 6.0%, primarily reflecting cigarette consumption declines.

Total cigarette shipments of L&M of 92.4 billion units were down 4.6%, mainly due to a decline in EEMA, partially offset by growth in the EU. Led by double-digit growth in EEMA and an increase in the EU, total cigarette shipments of Chesterfield grew 13.7%. Total cigarette shipments of Parliament recorded strong growth, up 20.0%, led by gains in EEMA and Asia. Virginia Slims grew 8.2%, driven by gains across all business segments.

Shipment volume of other tobacco products (in cigarette equivalent units) grew 30.9%, driven by strong growth in France, Germany and Poland. Excluding acquisitions, shipment volume of other tobacco products was up 18.1%.

Total shipment volume for cigarettes and other tobacco products was up 2.8%, or up 1.2% excluding acquisitions.

PMI’s full-year market share performance improved versus 2007 in a number of markets, including Algeria, Argentina, Australia, Belgium, Brazil, Bulgaria, Canada, the Czech Republic, the Dominican Republic, Egypt, Germany, Greece, Hungary, Indonesia, Korea, Mexico, the Netherlands, Romania, Russia, Turkey, Ukraine and the United Kingdom.

2008 Fourth-Quarter Results

PMI cigarette shipment volume of 217.2 billion units was up 2.0%, driven by EEMA, Asia and Latin America & Canada, partially offset by a decline in the EU due to the factors mentioned above for the full-year. Absent the distortions in the Czech Republic and Poland, PMI cigarette shipment volume in the EU declined 3.6%. On an organic basis, excluding acquisitions, PMI’s cigarette shipment volume was up 0.6%, benefiting from particularly strong performances in Indonesia, Mexico, the Philippines, Russia and Turkey, partially offset by EU markets, mainly the Czech Republic and Poland.

Total cigarette shipments of Marlboro of 78.5 billion units were up 2.0%, with combined growth in EEMA, Asia and Latin America & Canada of 6.4%, partially offset by a 5.2% decline in the EU.

Total cigarette shipments of L&M of 22.0 billion units were down 4.0%, mainly due to a decline in EEMA. Total cigarette shipments of Chesterfield grew 4.8% versus the prior-year quarter, driven by continued growth in the EU and EEMA. Total cigarette shipments of Parliament continued to record strong growth, up 16.4%, led by gains in EEMA and Asia. Virginia Slims grew 2.4%, driven by gains in the EU and EEMA.

Shipment volume of other tobacco products (in cigarette equivalent units) grew 30.0%, driven by strong growth in Belgium, France and Poland. Excluding acquisitions, shipment volume of other tobacco products was up 4.4%.

Total shipment volume for cigarettes and other tobacco products was up 2.4%, or up 0.6% excluding acquisitions.

PMI’s market share performance improved versus the same period in 2007 in a number of markets, including Algeria, Argentina, Australia, Belgium, Brazil, Bulgaria, Canada, Colombia, the Czech Republic, the Dominican Republic, Egypt, Germany, Hungary, Korea, Mexico, the Netherlands, Portugal, Romania, Russia, Turkey, Ukraine and the United Kingdom.

EUROPEAN UNION (EU)

2008 Full-Year Results

In the EU, net revenues, excluding excise taxes, increased by 9.7% to reach $9.7 billion, due to favorable currency of $899 million. Excluding the impact of currency and acquisitions, net revenues decreased 0.8%, mainly due to: an unfavorable volume/mix of $454 million, especially in the Czech Republic driven by the impact of unfavorable trade inventory movements in anticipation of the January 2008 excise tax increase; the total market decline, primarily in Poland due to tax-driven price increases; and lower share in some markets, principally France and Poland. These factors were partially offset by higher pricing in most markets of $382 million, net of a total tax absorption cost of

$75 million in the Czech Republic and Poland where PMI absorbed taxes as a result of shorter inventory durations of old tax products compared to its competitors.

Operating companies income grew by 12.9% to $4.7 billion, mainly due to favorable currency of $432 million and higher pricing. Excluding currency, operating companies income increased in all main markets with the exception of the Czech Republic, France and Poland for the reasons mentioned above. Operating companies income grew 10.9% in 2008 when adjusted for the impact of the items shown in the table below. Excluding the impact of currency and acquisitions, adjusted operating companies income increased by 0.5%.

The total cigarette market in the EU declined by 4.8%. Adjusted for the Czech Republic inventory distortion and excluding the tax-driven pricing impact in Poland, the total cigarette market in the EU was down 1.8%.

PMI’s cigarette shipment volume in the EU declined by 5.5%, reflecting a lower total market. Absent the distortions in the Czech Republic and the total market decline in Poland, PMI cigarette shipment volume in the EU declined 2.9%. PMI’s share was down 0.2 share points at 39.2%. Marlboro’s share in the EU was down 0.1 share point for the year, with declines in France, Germany, Italy and Spain partially offset by gains in Greece and Hungary.

2008 Fourth-Quarter Results

Net revenues, excluding excise taxes, declined by 6.0% to $2.1 billion, due to unfavorable currency of $83 million. Excluding the impact of currency and acquisitions, net revenues decreased 2.9%, principally due to an unfavorable volume/mix of $184 million, due to total market declines and the inventory distortion in the Czech Republic mentioned above, partially offset by higher pricing across almost all markets of $119 million.

Operating companies income declined by 9.4% to $959 million, mainly due to unfavorable volume/mix, and unfavorable currency of $91 million, partially offset by higher pricing. Operating companies income declined 12.4% for the fourth quarter when adjusted for the impact of the items shown in the table below. Excluding the impact of currency and acquisitions, adjusted operating companies income decreased by 5.0%.

The total cigarette market in the EU declined by 8.7%, impacted by the unfavorable factors mentioned above for the full year. Adjusted for these factors, the total cigarette market in the EU was down 3.1%.

PMI’s cigarette shipment volume in the EU declined by 8.6%, reflecting a lower total market. PMI’s share was essentially flat at 39.3%. However, Marlboro’s share in the EU was up 0.3 share points versus the third quarter 2008.

EU Operating Companies Income ($ Millions)

	Full Year			Fourth Quarter
	2008	2007	Change	2008	2007	Change
Reported Operating Companies Income	$4,738	$4,195	12.9%	$959	$1,059	(9.4)%
Asset impairment and exit costs	66	137		0	36
Adjusted Operating Companies Income	$4,804	$4,332	10.9%	$959	$1,095	(12.4)%
Adjusted OCI Margin*	49.6%	49.0%	0.6 pp	45.1%	48.4%	(3.3) pp

*Margins are calculated as adjusted operating companies income, divided by net revenues, excluding excise taxes.

EU Key Market Commentaries

In France, the total cigarette market was down 2.5% in 2008, reflecting the impact of the August 2007, 0.30 euros per pack price increase as well as the expansion of public smoking restrictions in January 2008. In the fourth quarter, the total cigarette market was down only 0.3%, reflecting the annualization of the price increase impact. PMI’s shipments were down 6.1% in 2008 and, while market share in the fourth quarter was flat against the third quarter 2008, total share for the year decreased 1.7 share points to 40.8%. Marlboro share in 2008 was down 2.9 share points to 27.3%, reflecting the impact of crossing the 5.00 euros per pack threshold, and down 0.2 share points in the fourth quarter versus the third quarter of 2008.

In Germany, the total cigarette market was down 2.7% in 2008, primarily reflecting the impact of public smoking restrictions that came into force during the year. While PMI’s cigarette shipments were down 1.7%, market share was up 0.4 share points to 36.9%, reflecting the continued strong momentum of L&M, the fastest growing major cigarette brand in Germany, up 1.9 share points versus 2007. PMI’s market share in the fourth quarter of 2008 was up 0.8 share points versus the prior-year quarter.

In Italy, the total market was down 0.9% in 2008, reflecting the impact of 2008 price increases. PMI’s shipments declined 2.9%, reflecting distributor inventory adjustments, and market share declined 0.2 share points to 54.4%. Marlboro’s share was down 0.3 share points.

In Poland, the total cigarette market was down 9.7% in 2008, reflecting the impact of the 2007 and 2008 price increases driven by EU tax harmonization. PMI’s shipments declined 12.8% and market share declined 1.3 share points to 37.6%, reflecting the loss incurred by PMI’s low priced brands. Following the closure of price gaps with competitive brands that had widened as a result of the tax-driven price increases during the third quarter of 2008, PMI’s market share is showing early signs of recovery, as evidenced by total share and Marlboro share in December 2008, up 0.7 and 0.2 share points respectively, versus the same period in 2007.

In Spain, the total market was up 1.2% in 2008. PMI’s shipments increased 0.4% and PMI’s market share was essentially flat at 31.9%, benefiting from the October 2008 launch of Marlboro Pocket Pack which captured a 0.7% share in the fourth quarter.

EASTERN EUROPE, MIDDLE EAST & AFRICA (EEMA)

2008 Full-Year Results

In EEMA, net revenues, excluding excise taxes, increased by 18.2% to reach $7.5 billion, including favorable currency of $296 million. Excluding currency, net revenues grew 13.6% due to higher pricing and favorable volume/mix, principally in Russia, Turkey and Ukraine.

Operating companies income surged 28.3%, including favorable currency of $21 million, or 27.7% when adjusted for the impact of the items shown in the table below. Excluding the impact of currency, adjusted operating companies income was up a strong 26.9%, driven by continued gains across the region and especially in Eastern Europe and Turkey. The income gain reflects a combination of strong volume growth, particularly in Russia and Ukraine, favorable product mix due to up-trading in Eastern Europe and Turkey and improved pricing across the region.

PMI’s cigarette shipment volume increased 4.4%, driven by gains in Algeria, Egypt, Russia, Turkey and Ukraine, as well as favorable trade inventory movements in Bulgaria.

2008 Fourth-Quarter Results

Net revenues, excluding excise taxes, increased by 8.2% to reach $1.8 billion, including unfavorable currency of $109 million. Excluding currency, net revenues grew 14.7% due to the same factors mentioned above for the full year.

Operating companies income grew 8.3%, including unfavorable currency of $104 million. Excluding the impact of currency, adjusted operating companies income was up a strong 24.8% driven by strong growth in Russia, Turkey and Ukraine.

In the fourth quarter, PMI’s cigarette shipment volume increased 4.8%, driven by Algeria, Egypt, Russia, Turkey and Ukraine, as well as favorable trade inventory movements in Bulgaria.

EEMA Operating Companies Income ($ Millions)

	Full Year			Fourth Quarter
	2008	2007	Change	2008	2007	Change
Reported Operating Companies Income	$3,119	$2,431	28.3%	$680	$628	8.3%
Asset impairment and exit costs	1	12		0	0
Adjusted Operating Companies Income	$3,120	$2,443	27.7%	$680	$628	8.3%
Adjusted OCI Margin*	41.6%	38.5%	3.1 pp	37.8%	37.7%	0.1 pp

*Margins are calculated as adjusted operating companies income, divided by net revenues, excluding excise taxes.

EEMA Key Market Commentaries

In Russia, PMI’s shipment volume was up 7.9% in 2008, benefiting from up-trading to our higher-priced brands. PMI’s market share was up 0.2 share points, with the premium brands Marlboro and Parliament, and the medium-priced brand Chesterfield, all registering share gains. PMI’s premium brand portfolio increased market share by 0.5 share points for the full year 2008. In the fourth quarter, PMI’s shipment volume was up 4.7% and market share was up 0.5 share points versus the prior year and up 0.2 share points versus the third quarter 2008.

In Turkey, PMI’s shipment volume was up 4.9% in 2008, fueled by improved product mix, with double-digit growth of the premium brand portfolio, comprised of Parliament, Marlboro and Virginia Slims, launched in the first quarter of 2008, partially offset by the decline of lower-margin brands. Total market share in 2008 of 40.5% was up 0.2 share points. PMI’s share has recovered strongly in 2008 and gained 1.5 share points to reach 41.4% in the fourth quarter.

In Ukraine, PMI’s shipment volume was up 6.6% in 2008 and market share rose 1.3 share points versus 2007 to 35.2%, reflecting share gains by our higher-margin brands Marlboro, Parliament and Chesterfield. In the fourth quarter, PMI’s shipment volume was up 3.5%.

ASIA

2008 Full-Year Results

In Asia, net revenues, excluding excise taxes, increased by 9.5% to reach $6.2 billion, including favorable currency of $140 million. Excluding currency and acquisitions, net revenues grew 6.2%.

Operating companies income grew 14.1% to $2.1 billion, due primarily to strong performances in Australia, Indonesia and Korea. Operating companies income grew 13.1% in 2008 when adjusted for the impact of the items shown in the table below. Excluding the impact of currency and acquisitions, adjusted operating companies income grew 11.1%, primarily due to higher pricing, mainly in Australia, Indonesia and Thailand, and favorable volume/mix, mainly in Indonesia and Korea.

PMI’s cigarette shipment volume increased 5.8%, due to gains in Indonesia, Korea, acquisition volume in Pakistan, and the Philippines, partially offset by Japan.

2008 Fourth-Quarter Results

In the fourth quarter, net revenues, excluding excise taxes, increased by 4.5% to reach $1.5 billion, including unfavorable currency of $63 million. Excluding currency, net revenues grew 9.0%.

In the fourth quarter, operating companies income was up 0.5%, due primarily to higher pricing and favorable volume mix, partially offset by increased expenditures in marketing, trade and selling activities, principally in Japan and Indonesia. Operating companies income was down 0.9% when adjusted for the impact of the items shown in the table below. Excluding the impact of currency, adjusted operating companies income grew 4.4%. The decrease in adjusted operating companies income margin reflects additional expenditures in marketing, trade and selling activities.

In the fourth quarter, PMI’s cigarette shipment volume increased 5.4%, reflecting gains in Indonesia, Korea and the Philippines, partially offset by Japan.

Asia Operating Companies Income ($ Millions)

	Full Year			Fourth Quarter
	2008	2007	Change	2008	2007	Change
Reported Operating Companies Income	$2,057	$1,803	14.1%	$426	$424	0.5%
Asset impairment and exit costs	14	28		0	6
Adjusted Operating Companies Income	$2,071	$1,831	13.1%	$426	$430	(0.9)%
Adjusted OCI Margin*	33.5%	32.4%	1.1 pp	29.0%	30.6%	(1.6) pp

*Margins are calculated as adjusted operating companies income, divided by net revenues, excluding excise taxes.

Asia Key Market Commentaries

In Indonesia, PMI’s shipment volume rose 9.7% in 2008, reflecting overall industry growth and portfolio share gains, notably by Marlboro, up 0.4 share points to 4.8%, and A Mild, up 0.4 share points to 10.0%. The A Mild brand family continued to perform strongly, helped by the successful launch of A Volution, the first super slims kretek in the Indonesian market. PMI’s shipment volume rose 5.6% in the fourth quarter versus the prior-year period and market share remained stable at 29.6%.

In Japan, the total cigarette market declined 4.4% in 2008. However, adjusting for the impact of the completed implementation of vending machine age verification and resultant trade inventory movements, the total market is estimated to have declined 3.8%. PMI’s shipments were down 5.0%, primarily reflecting the lower total market. Although PMI’s market share in 2008 declined 0.4 share points to 23.9%, share in the fourth quarter of 2008 was stable compared to the previous quarter and versus prior year. Marlboro’s share for 2008 was up 0.1 share point at 10.1% and up 0.6 share points to 10.4% in the fourth quarter of 2008 versus the prior year, driven by the August launch of Marlboro Black Menthol, an innovative product in the growing menthol segment, which captured 1.0% share of market in the fourth quarter, and the November launch of Marlboro Filter Plus One, which achieved a 0.3% share of market in the fourth quarter. Share of Lark in 2008 was 6.6%, down 0.2 share points versus 2007.

In Korea, the total market was up 3.6% in 2008 and PMI’s shipment volume increased 24.9%, driven by market share increases. Following a record market share of 12.3% in the fourth quarter, up 2.0 share points compared to the prior year, PMI’s share in 2008 reached 11.8%, up 2.0 share points, due mainly to the continued strong performance of Parliament, up 1.4 share points, Marlboro, up 0.6 share points, and Virginia Slims, up 0.2 share points.

LATIN AMERICA & CANADA

2008 Full-Year Results

In Latin America & Canada, net revenues, excluding excise taxes, increased by 17.5% to reach $2.3 billion, including favorable currency of $47 million, due largely to higher pricing in Argentina, Brazil, Colombia and Mexico and higher volume in Argentina and Mexico. Excluding currency and acquisitions, net revenues, excluding excise taxes, grew 7.2%, due mainly to higher pricing and positive volume/mix.

Operating companies income grew 1.2% to $520 million, due primarily to the favorable impact of acquisitions in Canada and Mexico. Operating companies income grew 21.6% when adjusted for the impact of the items shown in the table below. Excluding the impact of currency and acquisitions, adjusted operating companies income increased 3.6%.

Cigarette shipment volume increased by 11.3%, primarily reflecting gains in Argentina and Mexico and the inclusion of acquisition volume in Canada and Mexico. Excluding acquisitions, shipments increased 2.7%.

2008 Fourth-Quarter Results

Net revenues, excluding excise taxes, increased by 26.2% to reach $727 million, due largely to the Canadian acquisition, partially offset by unfavorable currency of $33 million. Excluding these items, net revenues grew 4.7%, due mainly to higher pricing in Argentina, Brazil and Mexico.

Operating companies income increased 25.3%, due primarily to the favorable impact of the Canadian acquisition. Excluding the impact of currency and acquisitions, adjusted operating companies income grew 4.7%.

Cigarette shipment volume increased by 13.3%, reflecting the same factors as for the total year. Excluding acquisitions, shipments increased 1.4%.

Latin America & Canada Operating Companies Income ($ Millions)

	Full Year			Fourth Quarter
	2008	2007	Change	2008	2007	Change
Reported Operating Companies Income	$520	$514	1.2%	$238	$190	25.3%
Asset impairment and exit costs	3	18		0	0
Equity loss from RBH* legal settlement	124	0		0	0
Adjusted Operating Companies Income	$647	$532	21.6%	$238	$190	25.3%
Adjusted OCI Margin**	27.8%	26.9%	0.9 pp	32.7%	33.0%	(0.3) pp

*	Rothmans, Benson & Hedges Inc.

**Margins are calculated as adjusted operating companies income, divided by net revenues, excluding excise taxes.

Latin America & Canada Key Market Commentaries

In Argentina, the total cigarette market grew 5.7% in 2008. PMI’s cigarette shipment volume increased 8.8% and share increased 2.0 share points to 71.0%, driven by Marlboro, up 1.3 share points and the Philip Morris brand, up 1.9 share points. In the fourth quarter, PMI cigarette shipment volume increased 7.4% and market share increased 1.8 share points to 71.6%.

In Canada, the total cigarette market declined 2.3% in 2008. PMI recorded cigarette shipment volume of 2.8 billion units following the acquisition. Pro forma share for the full year 2008 increased 1.2 share points to 33.8% and for the fourth quarter increased 1.0 share point to 34.4%.

In Mexico, the total cigarette market was down 1.3% in 2008, reflecting the impact of price increases in October 2007 and related trade inventory movements, and tax-driven price increases in January and December 2008. However, PMI’s cigarette shipment volume rose by 22.6% and share increased 3.4 share points to 67.7%, led by Benson & Hedges, up 0.6 share points and Delicados, up 1.3 share points. The share of Marlboro, the market leader, was 48.7%, up 0.9 share points.

Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 brands, including Marlboro, the number one cigarette brand worldwide. PMI has more than 75,000 employees and its products are sold in approximately 160 countries. In 2007, the company held an estimated 15.6% share of the total international cigarette market outside of the U.S. For more information, see www.pmintl.com.

Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Philip Morris International Inc.

A complete copy of PMI’s audited 2008 financial statements will be available through PMI’s website after they are filed with the Securities and Exchange Commission on or about February 9, 2009. Those without internet access who would like to receive a copy of the 2008 audited financial statements for PMI, may call our Shareholder Publications Center toll-free on +1-866-713-8075 to request a copy.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Philip Morris International Inc. and its tobacco subsidiaries (PMI) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; increases in raw material costs; the effects of foreign economies and local economic and market conditions; unfavorable currency movements and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

PMI is also subject to legislation and governmental regulation, including actual and potential excise tax increases; discriminatory excise tax structures; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and governmental investigations.

PMI is subject to litigation, including risks associated with adverse jury and judicial determinations, and courts reaching conclusions at variance with the company’s understanding of applicable law. It is possible that PMI’s consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10 and its Quarterly Report on Form 10-Q for the period ended September 30, 2008. PMI cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

Contact:	Investor Relations

New York: +1 (917) 663 2233

Lausanne: +41 (058) 242 4666

Schedule 1

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings (1)

For the Quarters Ended December 31,

(in millions, except per share data)

(Unaudited)

	2008	2007	% Change
Net revenues	$15,218	$14,893	2.2%
Cost of sales	2,204	2,244	(1.8)%
Excise taxes on products (2)	9,096	8,986	1.2%

Gross profit	3,918	3,663	7.0%
Marketing, administration and research costs	1,615	1,320
Asset impairment and exit costs	-	42

Operating companies income	2,303	2,301	0.1%
Amortization of intangibles	15	10
Gain on sale of leasing business	-	(52)
General corporate expenses	62	9
Asset impairment and exit costs	-	13

Operating income	2,226	2,321	(4.1)%
Interest expense, net	106	13

Earnings before income taxes and minority interest	2,120	2,308	(8.1)%
Provision for income taxes	605	654	(7.5)%

Earnings before minority interest	1,515	1,654	(8.4)%
Minority interest in earnings, net of income taxes	70	87

Net earnings	$1,445	$1,567	(7.8)%

Per share data:
Basic earnings per share	$0.72	$0.74	(2.7)%

Diluted earnings per share	$0.71	$0.74	(4.1)%

Weighted average number of shares outstanding - Basic (3)	2,020	2,109	(4.2)%
- Diluted (3)	2,031	2,109	(3.7)%

(1)	Results have been revised to reflect the movement of certain subsidiaries to a December 31 closing date. See Schedule 11 for more information.
(2)	The segment detail of excise taxes on products sold for the quarters ended December 31, 2008 and 2007 is shown on Schedule 2.
(3)	For the quarter ended December 31, 2007, basic and diluted earnings per share are calculated based on the number of our shares distributed by Altria on the Distribution Date.

Schedule 2

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended December 31,

(in millions)

(Unaudited)

	Net Revenues (1)
	European Union	EEMA	Asia	Latin America & Canada	Total
2008	$6,838	$3,569	$2,888	$1,923	$15,218
2007	7,190	3,273	2,894	1,536	14,893
% Change	(4.9)%	9.0%	(0.2)%	25.2%	2.2%

Reconciliation:
For the quarter ended December 31, 2007	$7,190	$3,273	$2,894	$1,536	$14,893
Acquired businesses	18	-	-	355	373
Currency	(243)	(279)	(265)	(84)	(871)
Operations	(127)	575	259	116	823

For the quarter ended December 31, 2008	$6,838	$3,569	$2,888	$1,923	$15,218

(*) The detail of excise taxes on products sold is as follows:
2008	$4,711	$1,769	$1,420	$1,196	$9,096
2007	$4,928	$1,609	$1,489	$960	$8,986
2008 Currency (decreased) excise taxes as follows:	$(160)	$(170)	$(202)	$(51)	$(583)

(1)	Results have been revised to reflect the movement of certain subsidiaries to a December 31 closing date. See Schedule 11 for more information.

Schedule 3

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended December 31,

(in millions)

(Unaudited)

	Operating Companies Income (1)
	European Union	EEMA	Asia	Latin America & Canada	Total
2008	$959	$680	$426	$238	$2,303
2007	1,059	628	424	190	2,301
% Change	(9.4)%	8.3%	0.5%	25.3%	0.1%

Reconciliation:
For the quarter ended December 31, 2007	$1,059	$628	$424	$190	$2,301
Asset impairment and exit costs - 2007	36	-	6	-	42
Asset impairment and exit costs - 2008	-	-	-	-	-

Acquired businesses	10	-	-	58	68
Currency	(91)	(104)	(23)	(19)	(237)
Operations	(55)	156	19	9	129

For the quarter ended December 31, 2008	$959	$680	$426	$238	$2,303

(1)	Results have been revised to reflect the movement of certain subsidiaries to a December 31 closing date. See Schedule 11 for more information.

Schedule 4

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings (1)

For the Years Ended December 31,

(in millions, except per share data)

(Unaudited)

	2008	2007	% Change
Net revenues	$63,640	$55,243	15.2%
Cost of sales	9,328	8,711	7.1%
Excise taxes on products (2)	37,935	32,433	17.0%

Gross profit	16,377	14,099	16.2%
Marketing, administration and research costs	5,859	4,961
Asset impairment and exit costs	84	195

Operating companies income	10,434	8,943	16.7%
Amortization of intangibles	44	28
Gain on sale of leasing business	-	(52)
General corporate expenses	142	60
Asset impairment and exit costs	-	13

Operating income	10,248	8,894	15.2%
Interest expense, net	311	10

Earnings before income taxes and minority interest	9,937	8,884	11.9%
Provision for income taxes	2,787	2,570	8.4%

Earnings before minority interest	7,150	6,314	13.2%
Minority interest in earnings, net of income taxes	260	276

Net earnings	$6,890	$6,038	14.1%

Per share data: (3)
Basic earnings per share	$3.33	$2.86	16.4%

Diluted earnings per share	$3.32	$2.86	16.1%

Weighted average number of shares outstanding - Basic (4)	2,068	2,109	(1.9)%
- Diluted (4)	2,078	2,109	(1.5)%

(1)	Results have been revised to reflect the movement of certain subsidiaries to a December 31 closing date. See Schedule 11 for more information.

(2)	The segment detail of excise taxes on products sold for the year ended December 31, 2008 and 2007 is shown on Schedule 5.

(3)	Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

(4)	For the year ended December 31, 2007, basic and diluted earnings per share are calculated based on the number of our shares distributed by Altria on the Distribution Date.

Schedule 5

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Years Ended December 31,

(in millions)

(Unaudited)

	Net Revenues (1)
	European Union	EEMA	Asia	Latin America & Canada	Total
2008	$30,265	$14,817	$12,222	$6,336	$63,640
2007	26,829	12,166	11,097	5,151	55,243
% Change	12.8%	21.8%	10.1%	23.0%	15.2%

Reconciliation:
For the year ended December 31, 2007	$26,829	$12,166	$11,097	$5,151	$55,243
Acquired businesses	36	-	88	355	479
Currency	3,032	679	96	129	3,936
Operations	368	1,972	941	701	3,982

For the year ended December 31, 2008	$30,265	$14,817	$12,222	$6,336	$63,640

(*) The detail of excise taxes on products sold is as follows:
2008	$20,577	$7,313	$6,037	$4,008	$37,935
2007	$17,994	$5,820	$5,449	$3,170	$32,433
2008 Currency increased (decreased) excise taxes as follows:	$2,133	$383	$(44)	$82	$2,554

(1)	Results have been revised to reflect the movement of certain subsidiaries to a December 31 closing date. See Schedule 11 for more information.

Schedule 6

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Years Ended December 31,

(in millions)

(Unaudited)

	Operating Companies Income (1)
	European Union	EEMA	Asia	Latin America & Canada	Total
2008	$4,738	$3,119	$2,057	$520	$10,434
2007	4,195	2,431	1,803	514	8,943
% Change	12.9%	28.3%	14.1%	1.2%	16.7%

Reconciliation:
For the year ended December 31, 2007	$4,195	$2,431	$1,803	$514	$8,943
Asset impairment and exit costs - 2007	137	12	28	18	195
Asset impairment and exit costs - 2008	(66)	(1)	(14)	(3)	(84)
Equity loss from RBH legal settlement - 2008	-	-	-	(124)	(124)

Acquired businesses	20	-	5	100	125
Currency	432	21	32	(4)	481
Operations	20	656	203	19	898

For the year ended December 31, 2008	$4,738	$3,119	$2,057	$520	$10,434

(1)	Results have been revised to reflect the movement of certain subsidiaries to a December 31 closing date. See Schedule 11 for more information.

Schedule 7

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Quarters Ended December 31,

($ in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.
2008 Net Earnings	$1,445	$0.71
2007 Net Earnings (1)	$1,567	$0.74
% Change	(7.8)%	(4.1)%

Reconciliation:
2007 Net Earnings (1)	$1,567	$0.74

Special Items:
2007 Asset impairment and exit costs	41	0.02
2007 Tax items	(41)	(0.02)
2007 Gain on sale of business	(14)	(0.01)

Subtotal 2007 items	(14)	(0.01)

2008 Asset impairment and exit costs	-	-
2008 Tax items	6	-

Subtotal 2008 items	6	-

Currency	(224)	(0.10)
Interest	(61)	(0.03)
Change in tax rate	7	-
Lower shares outstanding	-	0.03
Operations	164	0.08

2008 Net Earnings	$1,445	$0.71

(1)	Results for the quarter ended December 31, 2007 have been revised to reflect the movement of certain subsidiaries to a December 31 closing date. See Schedule 11 for more information.

Schedule 8

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Years Ended December 31,

($ in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S. (*)
2008 Net Earnings	$6,890	$3.32
2007 Net Earnings (1)	$6,038	$2.86
% Change	14.1%	16.1%
Reconciliation:
2007 Net Earnings (1)	$6,038	$2.86

Special Items:
2007 Asset impairment and exit costs	152	0.07
2007 Tax items	(68)	(0.03)
2007 Gain on sale of business	(14)	(0.01)

Subtotal 2007 items	70	0.03

2008 Asset impairment and exit costs	(54)	(0.02)
2008 Equity loss from RBH legal settlement	(124)	(0.06)
2008 Tax items	175	0.08

Subtotal 2008 items	(3)	-

Currency	306	0.15
Interest	(204)	(0.09)
Lower shares outstanding	-	0.05
Change in tax rate	(11)	(0.01)
Operations	694	0.33

2008 Net Earnings	$6,890	$3.32

(*)	Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

(1)	Results for the year ended December 31, 2007 have been revised to reflect the movement of certain subsidiaries to a December 31 closing date. See Schedule 11 for more information.

Schedule 9

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Revised Volume, Net Revenues, Excise Taxes on Products and Operating Companies Income (1)

For the Quarters and Year Ended December 31, 2007

(in millions)

(Unaudited)

	Quarter Ended March 31, 2007	Quarter Ended June 30, 2007	Quarter Ended September 30, 2007	Quarter Ended December 31, 2007	Year Ended December 31, 2007
Cigarette Volume:
European Union	61,377	67,776	65,450	62,938	257,541
EEMA	64,756	75,904	77,498	72,152	290,310
Asia	50,182	55,804	52,961	52,533	211,480
Latin America & Canada	21,171	21,517	21,297	25,322	89,307

	197,486	221,001	217,206	212,945	848,638

Net Revenues:
European Union	$5,940	$6,867	$6,832	$7,190	$26,829
EEMA	2,478	3,103	3,312	3,273	12,166
Asia	2,602	2,787	2,814	2,894	11,097
Latin America & Canada	1,150	1,191	1,274	1,536	5,151

	$12,170	$13,948	$14,232	$14,893	$55,243

Excise Taxes on Products:
European Union	$3,944	$4,568	$4,554	$4,928	$17,994
EEMA	1,133	1,472	1,606	1,609	5,820
Asia	1,242	1,346	1,372	1,489	5,449
Latin America & Canada	699	727	784	960	3,170

	$7,018	$8,113	$8,316	$8,986	$32,433

Operating Companies Income:
European Union	$910	$1,075	$1,151	$1,059	$4,195
EEMA	459	634	710	628	2,431
Asia	436	429	514	424	1,803
Latin America & Canada	79	102	143	190	514

	$1,884	$2,240	$2,518	$2,301	$8,943

(1)

Prior to 2008, certain of our subsidiaries reported their results up to ten days before the end of December rather than on December 31. During 2008, these subsidiaries moved to a December 31 closing date. As a result, the first and fourth quarter results of previous periods have been revised to reflect this change. The effect of this change for the year ended December 31, 2007 was not material to our consolidated financial position, results of operations or cash flows.

Schedule 10

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Revised Volume, Net Revenues, Excise Taxes on Products and Operating Companies Income (1)

For the Quarters and Year Ended December 31, 2008

(in millions)

(Unaudited)

	Quarter Ended March 31, 2008	Quarter Ended June 30, 2008	Quarter Ended September 30, 2008	Quarter Ended December 31, 2008	Year Ended December 31, 2008
Cigarette Volume:
European Union	57,051	64,817	64,063	57,520	243,451
EEMA	67,874	78,300	81,405	75,626	303,205
Asia	55,562	56,843	55,946	55,373	223,724
Latin America & Canada	22,980	23,209	24,500	28,688	99,377

	203,467	223,169	225,914	217,207	869,757

Net Revenues:
European Union	$6,697	$8,279	$8,451	$6,838	$30,265
EEMA	3,283	3,802	4,163	3,569	14,817
Asia	2,976	3,170	3,188	2,888	12,222
Latin America & Canada	1,398	1,452	1,563	1,923	6,336

	$14,354	$16,703	$17,365	$15,218	$63,640

Excise Taxes on Products:
European Union	$4,451	$5,635	$5,780	$4,711	$20,577
EEMA	1,621	1,869	2,054	1,769	7,313
Asia	1,473	1,566	1,578	1,420	6,037
Latin America & Canada	888	924	1,000	1,196	4,008

	$8,433	$9,994	$10,412	$9,096	$37,935

Operating Companies Income:
European Union	$1,167	$1,287	$1,325	$959	$4,738
EEMA	680	813	946	680	3,119
Asia	550	523	558	426	2,057
Latin America & Canada	149	23	110	238	520

	$2,546	$2,646	$2,939	$2,303	$10,434

(1)

Prior to 2008, certain of our subsidiaries reported their results up to ten days before the end of December rather than on December 31. During 2008, these subsidiaries moved to a December 31 closing date. As a result, the first and fourth quarter results of previous periods have been revised to reflect this change. The effect of this change for the year ended December 31, 2008 was not material to our consolidated financial position, results of operations or cash flows.

Schedule 11

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Revised Condensed Statements of Earnings (1)

For the Quarters and Year Ended December 31, 2007

(in millions, except per share data)

(Unaudited)

	Quarter Ended March 31, 2007	Quarter Ended June 30, 2007	Quarter Ended September 30, 2007	Quarter Ended December 31, 2007	Year Ended December 31, 2007
Net revenues	$12,170	$13,948	$14,232	$14,893	$55,243
Cost of sales	1,994	2,244	2,229	2,244	8,711
Excise taxes on products	7,018	8,113	8,316	8,986	32,433

Gross profit	3,158	3,591	3,687	3,663	14,099
Marketing, administration and research costs	1,212	1,275	1,154	1,320	4,961
Asset impairment and exit costs	62	76	15	42	195

Operating companies income	1,884	2,240	2,518	2,301	8,943
Amortization of intangibles	6	6	6	10	28
Gain on sale of leasing business	-	-	-	(52)	(52)
General corporate expenses	17	17	17	9	60
Asset impairment and exit costs	-	-	-	13	13

Operating income	1,861	2,217	2,495	2,321	8,894
Interest expense, net	10	3	(16)	13	10

Earnings before income taxes and minority interest	1,851	2,214	2,511	2,308	8,884
Provision for income taxes	538	668	710	654	2,570

Earnings before minority interest	1,313	1,546	1,801	1,654	6,314
Minority interest in earnings, net of income taxes	50	63	76	87	276

Net earnings	$1,263	$1,483	$1,725	$1,567	$6,038

Per share data:
Basic earnings per share (2)	$0.60	$0.70	$0.82	$0.74	$2.86

Diluted earnings per share (2)	$0.60	$0.70	$0.82	$0.74	$2.86

Weighted average number of shares outstanding - Basic (3)	2,109	2,109	2,109	2,109	2,109
- Diluted (3)	2,109	2,109	2,109	2,109	2,109

(1)

Prior to 2008, certain of our subsidiaries reported their results up to ten days before the end of December rather than on December 31. During 2008, these subsidiaries moved to a December 31 closing date. As a result, the first and fourth quarter results of previous periods have been revised to reflect this change. The effect of this change for the year ended December 31, 2007 was not material to our consolidated financial position, results of operations or cash flows.

(2)	Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

(3)	Basic and diluted earnings per share are calculated based on the number of our shares distributed by Altria on the Distribution Date.

Schedule 12

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Revised Condensed Statements of Earnings (1)

For the Quarters and Year Ended December 31, 2008

(in millions, except per share data)

(Unaudited)

	Quarter Ended March 31, 2008	Quarter Ended June 30, 2008	Quarter Ended September 30, 2008	Quarter Ended December 31, 2008	Year Ended December 31, 2008
Net revenues	$14,354	$16,703	$17,365	$15,218	$63,640
Cost of sales	2,181	2,462	2,481	2,204	9,328
Excise taxes on products	8,433	9,994	10,412	9,096	37,935

Gross profit	3,740	4,247	4,472	3,918	16,377
Marketing, administration and research costs	1,171	1,553	1,520	1,615	5,859
Asset impairment and exit costs	23	48	13	-	84

Operating companies income	2,546	2,646	2,939	2,303	10,434
Amortization of intangibles	9	7	13	15	44
Gain on sale of leasing business	-	-	-	-	-
General corporate expenses	13	31	36	62	142
Asset impairment and exit costs	-	-	-	-	-

Operating income	2,524	2,608	2,890	2,226	10,248
Interest expense, net	75	61	69	106	311

Earnings before income taxes and minority interest	2,449	2,547	2,821	2,120	9,937
Provision for income taxes	725	790	667	605	2,787

Earnings before minority interest	1,724	1,757	2,154	1,515	7,150
Minority interest in earnings, net of income taxes	51	65	74	70	260

Net earnings	$1,673	$1,692	$2,080	$1,445	$6,890

Per share data:
Basic earnings per share (2)	$0.79	$0.81	$1.01	$0.72	$3.33

Diluted earnings per share (2)	$0.79	$0.80	$1.01	$0.71	$3.32

Weighted average number of shares outstanding - Basic	2,108	2,095	2,051	2,020	2,068
- Diluted	2,108	2,108	2,064	2,031	2,078

(1)

Prior to 2008, certain of our subsidiaries reported their results up to ten days before the end of December rather than on December 31. During 2008, these subsidiaries moved to a December 31 closing date. As a result, the first and fourth quarter results of previous periods have been revised to reflect this change. The effect of this change for the year ended December 31, 2008 was not material to our consolidated financial position, results of operations or cash flows.

(2)	Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 13

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Reported to Pro Forma Adjusted Condensed Consolidated Statement of Earnings

For the Quarter Ended December 31, 2007

(in millions, except per share data)

(Unaudited)

	Reported (g)	Adjustments		Pro Forma Adjusted
Net revenues	$14,893	$-		$14,893
Cost of sales	2,244	-		2,244
Excise taxes on products	8,986	-		8,986

Gross profit	3,663	-		3,663
Marketing, administration and research costs	1,320	6	(c)	1,326
Asset impairment and exit costs	42	(42	) (a)	-

Operating companies income	2,301	36		2,337
Amortization of intangibles	10	-		10
Gain on sale of leasing business	(52)	52	(b)	-
General corporate expenses	9	17	(c)	26
Asset impairment and exit costs	13	(13	) (a)	-

Operating income	2,321	(20)		2,301
Interest expense, net	13	40	(d)	53

Earnings before income taxes and minority interest	2,308	(60)		2,248
Provision for income taxes	654	(3	) (a,b,c,d,e)	651

Earnings before minority interest	1,654	(57)		1,597
Minority interest in earnings, net of income taxes	87	-		87

Net earnings	$1,567	(57)		$1,510

Per share data:
Basic earnings per share	$0.74			$0.72

Diluted earnings per share	$0.74			$0.72

Weighted average number of shares outstanding - Basic (f)	2,109			2,109
- Diluted (f)	2,109			2,109

(a)	This adjustment reflects the reversal of $55 million of pre-tax asset impairment and exit costs ($41 million after-tax) relating to the streamlining of various administrative functions.

(b)

During 2007, we sold our leasing business, which was managed by Philip Morris Capital Corporation, or PMCC, Altria’s financial services subsidiary, for a pre-tax gain of $52 million ($14 million after-tax). This adjustment reflects the reversal of this transaction.

(c)

A subsidiary of Altria had provided us with certain services at cost plus a management fee. This adjustment reflects incremental costs of $23 million, partially offset by the related tax benefit of $6 million. These incremental costs reflect the expansion of services that were previously provided by Altria to reflect our status as a stand-alone public company.

(d)

As part of the Spin-off, we paid to Altria $4.0 billion in special dividends, of which $3.1 billion were paid in 2007 and the remaining $900 million were paid in the first quarter of 2008. The pro forma adjusted statement of earnings has been adjusted to reflect the incremental interest expense we would have incurred if borrowings to finance the special dividends had been made on January 1, 2007. The incremental interest adjustment of $40 million, partially offset by the related tax benefit of $14 million, was computed by applying a rate of 5.24% (the average rate of our December 2007 borrowings that were incurred to pay Altria the dividend) to the total special dividends that were paid to Altria, less $11 million of interest related to these borrowings that is already included in our historical interest expense. An increase or (decrease) of one-eighth of 1% (12.5 basis points) in the interest rate associated with these variable rate borrowings would have increased or (decreased) our pro forma adjusted interest expense by $1.1 million.

(e)	The reported tax provision in 2007 included the reversal of tax accruals of $41 million no longer required. This adjustment reflects the reversal of this transaction.

(f)	Basic and diluted earnings per share are calculated based on the number of our shares distributed by Altria on the Distribution Date.

(g)	Results for the quarter ended December 31, 2007 have been revised to reflect the movement of certain subsidiaries to a December 31 closing date. See Schedule 11 for more information.

Schedule 14

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Reported to Pro Forma Adjusted Condensed Consolidated Statement of Earnings

For the Year Ended December 31, 2007

(in millions, except per share data)

(Unaudited)

	Reported (g)	Adjustments		Pro Forma Adjusted
Net revenues	$55,243	$-		$55,243
Cost of sales	8,711	-		8,711
Excise taxes on products	32,433	-		32,433

Gross profit	14,099	-		14,099
Marketing, administration and research costs	4,961	26	(c)	4,987
Asset impairment and exit costs	195	(195	) (a)	-

Operating companies income	8,943	169		9,112
Amortization of intangibles	28	-		28
Gain on sale of leasing business	(52)	52	(b)	-
General corporate expenses	60	66	(c)	126
Asset impairment and exit costs	13	(13	) (a)	-

Operating income	8,894	64		8,958
Interest expense, net	10	199	(d)	209

Earnings before income taxes and minority interest	8,884	(135)		8,749
Provision for income taxes	2,570	-	(a,b,c,d,e)	2,570

Earnings before minority interest	6,314	(135)		6,179
Minority interest in earnings, net of income taxes	276	-		276

Net earnings	$6,038	(135)		$5,903

Per share data:
Basic earnings per share	$2.86			$2.80

Diluted earnings per share	$2.86			$2.80

Weighted average number of shares outstanding - Basic (f)	2,109			2,109
- Diluted (f)	2,109			2,109

(a)	These adjustments reflect the reversal of $208 million of pre-tax asset impairment and exit costs ($152 million after-tax) relating to the streamlining of various administrative functions.

(b)

During 2007, we sold our leasing business, which was managed by Philip Morris Capital Corporation, or PMCC, Altria’s financial services subsidiary, for a pre-tax gain of $52 million ($14 million after-tax). This adjustment reflects the reversal of this transaction.

(c)

A subsidiary of Altria had provided us with certain services at cost plus a management fee. This adjustment reflects incremental costs of $92 million, partially offset by the related tax benefit of $27 million. These incremental costs reflect the expansion of services that were previously provided by Altria to reflect our status as a stand-alone public company.

(d)

As part of the Spin-off, we paid to Altria $4.0 billion in special dividends, of which $3.1 billion were paid in 2007 and the remaining $900 million were paid in the first quarter of 2008. The pro forma adjusted statement of earnings has been adjusted to reflect the incremental interest expense we would have incurred if borrowings to finance the special dividends had been made on January 1, 2007. The incremental interest adjustment of $199 million, partially offset by the related tax benefit of $59 million, was computed by applying a rate of 5.24% (the average rate of our December 2007 borrowings that were incurred to pay Altria the dividend) to the total special dividends that were paid to Altria, less $11 million of interest related to these borrowings that is already included in our historical interest expense. An increase or (decrease) of one-eighth of 1% (12.5 basis points) in the interest rate associated with these variable rate borrowings would have increased or (decreased) our pro forma adjusted interest expense by $5 million.

(e)

The 2007 reported effective tax rate included a tax benefit of $27 million related to the reduction of deferred tax liabilities resulting from future tax rates enacted in Germany. The reported tax provision in 2007 also included the reversal of tax accruals of $41 million no longer required. This adjustment reflects the reversal of these transactions.

(f)	Basic and diluted earnings per share are calculated based on the number of our shares distributed by Altria on the Distribution Date.

(g)	Results for the year ended December 31, 2007 have been revised to reflect the movement of certain subsidiaries to a December 31 closing date. See Schedule 11 for more information.

Schedule 15

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Balance Sheets

(in millions, except ratios)

(Unaudited)

	December 31, 2008	December 31, 2007 (*)
Assets
Cash and cash equivalents	$1,531	$1,501
All other current assets	13,408	13,285
Property, plant and equipment, net	6,348	6,435
Goodwill	8,015	7,925
Other intangible assets, net	3,084	1,906
Other assets	586	725

Total assets	$32,972	$31,777

Liabilities and Stockholders’ Equity
Short-term borrowings	$375	$400
Current portion of long-term debt	209	91
All other current liabilities	9,560	7,600
Long-term debt	11,377	5,578
Deferred income taxes	1,401	1,240
Other long-term liabilities	2,550	1,273

Total liabilities	25,472	16,182
Total stockholders’ equity	7,500	15,595

Total liabilities and stockholders’ equity	$32,972	$31,777

Total debt	$11,961	$6,069
Total debt/equity ratio	1.59	0.39

(*)

Prior to 2008, certain of our subsidiaries reported their results up to ten days before the end of December, rather than on December 31. During 2008, these subsidiaries moved to a December 31, 2008 closing date. As a result, certain prior years’ amounts have been revised to reflect this change. The effect of this change was not material to our consolidated financial position in any of the periods presented above.